Exhibit 10.18

English Summary of Loan Undertaking dated May 29, 2014 by and between
Micronet Ltd. and First International Bank of Israel Ltd.

1.           On May 29, 2014, Micronet Ltd. ("Micronet"), a 58.6% owned subsidiary of Micronet Enertec Technologies, Inc. (the "Company”), entered into a loan agreement with First International Bank of Israel (the "Bank"), pursuant to which the Bank agreed to loan Micronet $4,850,000 (the "Loan") in connection with the previously announced acquisition of certain assets and liabilities of Beijer Electronics Inc.’s U.S. vehicle business and operations (the "Loan Agreement").

2.           Pursuant to the terms of the Loan Agreement, $2,425,000 of the Loan shall bear interest at a quarterly adjustable rate of Prime plus 1.5 percent (3.75% percent as of the date of the Loan) (the "Long Term Portion"). The Long Term Portion plus interest shall be due and payable in twelve equal consecutive quarterly installments beginning on August 29, 2014.

3.           The balance of the Loan in the amount of $2,425,000 shall bear interest at a quarterly adjustable rate of Prime plus 1.2 percent (3.45% percent as of the date of the Loan) (the "Short Term Portion"). The Short Term Portion shall be due and payable within one year from the date of the Loan, subject to renewal, and the interest on the Short Term Portion shall be due and payable every quarter beginning on August 29, 2014.

4.           The Loan is secured primarily by a floating charge against Micronet's assets and a mortgage on a building owned by Micronet (the "Collateral").

5.           Pursuant to the Loan Agreement, Micronet agreed that the aggregate amount of:
i) the value of its net financial deposits with the Bank; and ii) the value of its marketable securities with the Bank (collectively, the "Value of Liquid Assets") shall not at any time be less than 85% of the outstanding balance of the Loan. In the event the Value of Liquid Assets falls below 85% of the outstanding balance of the Loan, Micronet shall deposit within 5 business days additional amounts and/or marketable securities to the Bank's full satisfaction or make a full or partial payment of the Loan. Micronet further agreed to a specific composition of its securities portfolio and certain restrictions as to the type and percentage of securities it may purchase. Failure to satisfy these liquidity covenants will constitute an event of default and allow the Bank to declare the Loan due and payable immediately and/or liquidate the Collateral, in addition to any other remedy the Bank may be entitled to under the Loan Agreement and applicable law.

6.           In connection with the Loan, Micronet has agreed to certain covenants, including without limitation, covenants with respect to shareholder's equity, financial liabilities, adjustment of financial liabilities and compliance with standards applied in financial statements, subordination of various loans and other debt instruments, restrictions on repayment of shareholder loans, restrictions on distribution of dividends or other payments to shareholders, affiliates and related parties, restrictions on change of control transactions, change of structure, mergers or similar transactions, financial reporting covenants, insurance obligations, restrictions on guarantees of any debt or third party undertakings and restrictions on incurring third party obligations.

7.           Pursuant to the Loan Agreement, in the event of any breach of the covenants by the Company or any of its related parties, that is not cured within 14 days after receipt of notice of such breach from the Bank, the Bank will be entitled to demand immediate payment of the amounts due and to liquidate the Collateral, in addition to any other remedies available under the Loan Agreement and applicable law.

        8.             In connection with the Loan, Micronet agreed to pay the Bank a credit and guarantee handing fee of 15,000 new Israeli shekels ("NIS") paid on the date of the Loan; collection fee of 5.20 NIS which will be paid on the date of payment of each installment on account of the Loan; and a transaction recording fee of 1.50 NIS which will be charged at the beginning of each month, with respect to the previous month.

        9.           Micronet may prepay the Loan subject to an early payment penalty, notice and other restrictions and fees under the Loan Agreement.

Headings of the terms omitted or abridged:

•	General definitions

•	Financial covenants

•	Financial liabilities

•	Adjustment of financial liabilities to reflect the standards applied in financial statements

•	Subordination of shareholder loans and debts in respect of capital notes

•	Undertaking not to repay shareholder loans

•	Dividends and other payments

•	Change of Control and change of structure

•	Mergers

•	Submission of financial statements and various reports

•	Insurance

•	Prohibition against guarantees

•	Prohibition against undertakings towards a third party

•	Breach

•	General

•	Dates of repayment of loan

•	Commission

•	Effective cost

•	Failure to pay on time

•	Early repayment

•	Interpretation